Exhibit 99.2

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors) (480) 606-3337 Jeff Stanlis, Hayden Communications (media) (602) 476-1821
RURAL/METRO ENTERS INTO AMENDMENT AND WAIVER TO ITS SENIOR CREDIT FACILITY;
PROVIDES RESTATEMENT DETAILS
For immediate release
SCOTTSDALE, Ariz. (Oct. 17, 2007) — Rural/Metro Corporation (Nasdaq: RURL) announced today that it has entered into an amendment and waiver to its senior secured credit facility effective September 1, 2007.
The amendment and waiver were required as a result of the Company’s delay in filing its 2007 Annual Report on Form 10-K due to a restatement relating to financial reporting for several items, including income taxes, a retirement plan match, operating leases and subscription revenue. The agreement waives any defaults that existed under the credit agreement. The Company has paid an amendment and waiver fee of $733,000 to its lenders.
The Company’s senior secured credit facility includes the $83.0 million Term Loan B, the undrawn $20 million revolving credit and the $45.0 million letter of credit facility, all due in 2011.
Additionally, the Company sought from its lenders certain financial covenant relief contained in the credit agreement, including total leverage ratio, interest expense coverage ratio and fixed charge ratio in order to provide additional operational flexibility.
The Company also obtained consent to the sale of real property due to favorable market conditions for commercial properties, on the basis that 100.0% of net proceeds will be used to repay the Term Loan B.
As a result of these provisions, the Company agreed to an increase in the applicable margin over LIBOR to 350 basis points, from 225 basis points on the Term Loan B, as well as an increase in the applicable margin to 350 basis points, from 225 basis points on the letter of credit facility. The Company anticipates related annual interest expense will increase approximately $1.6 million as a result. Approximately $1.0 million of additional interest expense is attributable to Term Loan B debt based on the current amount outstanding, and approximately $600,000 is attributable to the $45.0 million letter of credit facility.
The Company also agreed that in the event it enters into a repricing transaction under the credit facilities within 12 months of the date of the amendment and waiver, it will pay lenders a prepayment premium of 1.0% on the amount of the then-outstanding loans and/or letters of credit deposits.

Restatement Adjustments
The Company today also reported detailed amounts and periods representing a cumulative, aggregate reduction of $4.5 million to prior years’ net income for the restatement adjustments previously reported on September 14, 2007 related to income taxes, operating leases, a retirement plan match and other items. The Company also finalized its review of subscription revenue and determined there were inconsistencies in recognizing revenue with contract renewal cycles.
The following adjustment amounts are presented on an unaudited basis as the Company continues to work to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and restated quarterly reports on Form 10-Q/A for the quarters ended March 31, 2007, December 31, 2006 and September 30, 2006. The reports will include restated consolidated financial information for the interim periods and fiscal year ended June 30, 2006.
The adjustments are detailed below:

Increase (Decrease) to Net Income
Adjustments - After Tax	2007	2006	2005	2004	2003	2002 - Prior	Total
Subscription Revenue	$(175,637)	$(229,078)	$698,299	$(223,984)	$(191,489)	$(1,962,927)	$(2,084,816)
Operating Leases	77,867	(42,389)	128,198	(251,617)	(109,902)	(363,145)	(560,988)
Retirement Plan	(113,029)	(218,616)	(83,435)	—	—	—	(415,080)
Other Items	256,392	25,231	195,887	47,735	78,498	(980,946)	(377,203)

	45,593	(464,852)	938,949	(427,866)	(222,893)	(3,307,018)	(3,438,087)

Income Taxes	(165,265)	(145,289)	480,664	(242,746)	(236,076)	(758,383)	(1,067,095)

Total Adjustments to Net Income	$(119,672)	$(610,141)	$1,419,613	$(670,612)	$(458,969)	$(4,065,401)	$(4,505,182)

Total Adjustments After-Tax per Fully Diluted Share	$0.00	$(0.02)	$0.06	$(0.03)	$(0.03)

Other Updates
Due to the ongoing nature of the restatement process, the Company is not providing interim updates on uncompensated care or other financial metrics for the three months ended September 30, 2007 until such time that all outstanding reports described above have been filed. The Company remains confident that previously outlined initiatives to reduce uncompensated care are progressing as expected.
About Rural/Metro
Rural/Metro Corporation provides emergency and non-emergency medical transportation, private fire protection, and other safety services in 23 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

Safe Harbor Provisions for Forward-Looking Statements
The foregoing reflects the Company’s views about the accounting adjustments, its financial condition, performance, uncompensated care and other matters that constitute “forward-looking” statements; as such term is defined by the federal securities laws. You can find many of these statements by looking for words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “should,” “continue,” “predict,” “preliminary” and similar words used herein. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to: (1) the results and effect of the Company’s review of its accounting practices; (2) the effects of any potential SEC or NASDAQ inquiry with respect to the potential adjustments or the Company’s accounting practices; (3) expectations as to the timing of the Company’s review, restatement and filing of its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting, the review and filing of the Company’s Form 10-K for the fiscal year ended June 30, 2007, and the issuance of interim financial results for the Company; (4) the Company’s failure to regain compliance within any extension period that the NASDAQ Listing Qualifications Panel, in which case the Company’s common stock would be delisted from the Nasdaq Capital Market; (5) the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; (6) the possibility that any default under the Company’s financing arrangements could cause acceleration of repayment of the entire principal amounts and accrued interest on such arrangements; and (7) the additional risks and uncertainties and important factors detailed from time to time in the Company’s press releases and in the Company’s periodic filings under the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those express or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.
(RURL/F)
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